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                                                                   Exhibit 10.18

                                                                  EXECUTION COPY





                                 LOAN AGREEMENT


                                 by and between

                    CONGRESS FINANCIAL CORPORATION (CANADA)
                                   as Lender

                                      and

                        BINGO PRESS & SPECIALTY LIMITED
                                  as Borrower


                          Dated: November 20, 1997
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                               TABLE OF CONTENTS


SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
        1.1   "ACCOUNTS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
        1.2   "ADJUSTED NET WORTH"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
        1.3   "AMORTIZED EQUIPMENT VALUE"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
        1.4   "APPLICABLE CANADIAN MARGIN"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
        1.5   "AVAILABILITY RESERVES"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
        1.6   "BIA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
        1.7   "BLOCKED ACCOUNTS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
        1.8   "BORROWING BASE CERTIFICATE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
        1.9   "BUSINESS DAY" or "BUSINESS DAY"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
        1.10  "CANADIAN DOLLAR EQUIVALENT"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        1.11  "CANADIAN PRIME RATE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        1.12  "CANADIAN PRIME RATE LOANS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        1.13  "CANADIAN REFERENCE BANK"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        1.14  "CASH EQUIVALENTS"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        1.15  "CDOR RATE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        1.16  "CCAA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        1.17  "COLLATERAL"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        1.18  "COMBINED EXCESS AVAILABILITY"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
        1.19  "CONGRESS (CENTRAL)"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        1.20  "ELIGIBLE ACCOUNTS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        1.21  "ELIGIBLE INVENTORY"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        1.23  "EQUIPMENT"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        1.24  "EVENT OF DEFAULT"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        1.25  "EXCESS AVAILABILITY"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        1.26  "FINANCING AGREEMENTS"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        1.27  "FORMULA AVAILABILITY"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        1.28  "GAAP"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        1.29  "GAMING AUTHORITY"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
        1.30  "GAMING LAWS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.31  "GAMING LICENSES"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.32  "GENERAL ASSIGNMENT OF ACCOUNTS RECEIVABLE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.33  "GENERAL SECURITY AGREEMENT"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.34  "GOVERNMENTAL AUTHORITY"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.35  "GUARANTORS"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.36  "HAZARDOUS MATERIALS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.37  "HYPOTHEC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.38  "INFORMATION CERTIFICATE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        1.39  "INTELLECTUAL PROPERTY SECURITY AGREEMENT"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
        1.40  "INTEREST RATE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
        1.41  "INVENTORY"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
        1.42  "LETTER OF CREDIT ACCOMMODATIONS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
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
        1.43  "LOANS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        1.44  "MATERIAL ADVERSE CHANGE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        1.45  "MATERIAL ADVERSE EFFECT"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        1.46  "MAXIMUM CREDIT"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        1.47  "NET AMOUNT OF ELIGIBLE ACCOUNTS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        1.48  "OBLIGATIONS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        1.49  "OBLIGOR"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        1.50  "OVERFORMULA AMOUNT"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        1.51  "PAYMENT ACCOUNT"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        1.52  "PENSION PLANS" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        1.53  "PERSON" OR "PERSON"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        1.54  "PPSA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        1.55  "PRIORITY PAYABLES RESERVE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        1.56  "RECORDS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        1.57  "REVOLVING LOANS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.58  "SPOT RATE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.59  "SUBORDINATED NOTE AGREEMENTS"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.60  "SUBORDINATED NOTES"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.61 "US BORROWER"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.62  "US DOLLARS" or " US$"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.63  "US DOLLAR EQUIVALENT"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.64  "US FINANCING AGREEMENTS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.65  "US L/C ACCOMMODATIONS"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.66  "US LOAN AGREEMENT"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.67  "US LOANS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.68  "US MAXIMUM CREDIT"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        1.69  "US REFERENCE BANK"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        1.70  "VALUE"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 2.  CREDIT FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        2.1  Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        2.2  Letter of Credit Accommodations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        2.3  Availability Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        2.4  Increases in Maximum Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 3.  INTEREST AND FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        3.1  Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        3.2  Closing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        3.3  Unused Line Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        3.4  Servicing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        3.5  Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 4.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        4.1  Conditions Precedent to Initial Loans and Letter of Credit Accommodations  . . . . . . . . . . . . . . .  17
        4.2  Conditions Precedent to All Loans and Letter of Credit Accommodations  . . . . . . . . . . . . . . . . .  19
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
SECTION 5.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 6.  COLLECTION AND ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        6.1  Borrower's Loan Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        6.2  Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        6.3  Collection of Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        6.4  Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        6.5  Authorization to Make Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        6.6  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 7.  COLLATERAL REPORTING AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        7.1  Collateral Reporting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        7.2  Accounts Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        7.3  Inventory Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        7.4  Equipment Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        7.5  Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        7.6  Right to Cure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        7.7  Access to Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 8.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        8.1  Corporate Existence, Power and Authority; Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . .  28
        8.2  Financial Statements; No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        8.3  Chief Executive Office; Collateral Locations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        8.4  Priority of Liens; Title to Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        8.5  Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        8.6  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        8.7  Compliance with Other Agreements and Applicable Laws   . . . . . . . . . . . . . . . . . . . . . . . . .  29
        8.8  Status of Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        8.9  Environmental Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        8.10  Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        8.11  Accuracy and Completeness of Information.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        8.12  Survival of Warranties; Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        9.1  Maintenance of Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        9.2  New Collateral Locations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        9.3  Compliance with Laws, Regulations, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
        9.4  Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        9.5  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        9.6  Financial Statements and Other Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        9.7  Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc  . . . . . . . . . . . . . . . . . . . . .  35
        9.8  Encumbrances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        9.9  Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        9.10  Loans, Investments, Guarantees, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
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
        9.11  Dividends and Redemptions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
        9.12  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
        9.13  Additional Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        9.14  Adjusted Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        9.15  Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        9.16  Applications under the Companies' Creditors Arrangement Act   . . . . . . . . . . . . . . . . . . . . .  39
        9.17  Operation of Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        9.18  Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        9.19  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        10.1  Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        10.2  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
        11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver   . . . . . . . . . . . . . . . .  44
        11.2  Waiver of Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
        11.3  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
        11.4  Waiver of Counterclaims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
        11.5  Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
        12.1  Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
        12.2  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
        12.3  Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
        12.4  Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
        12.5  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .  48
        12.6  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
        12.7  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
        12.8  Judgment Currency.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                   INDEX TO
                            EXHIBITS AND SCHEDULES
                 Exhibit A                 Information Certificate

                 Exhibit B                 Form of Borrowing Base Certificate

                 Schedule 8.4              Existing Liens

                 Schedule 8.8              Pension Plan Matters

                 Schedule 8.9              Environmental Matters

                 Schedule 8.10             Bank Accounts

                 Schedule 9.9              Existing Indebtedness

                 Schedule 9.10             Existing Loans, Advances and Guarantees

                                 LOAN AGREEMENT


        This Loan Agreement dated November 20, 1997 is entered into by and between Congress Financial Corporation (Canada), an Ontario corporation ("Lender") and Bingo Press & Specialty Limited, an Ontario corporation ("Borrower").


                              W I T N E S S E T H:


        WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

        WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS
        All terms used herein which are defined in the Personal Property Security Act (Ontario) shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner Lender in good faith, deems satisfactory, if such Event of Default is capable of being cured as determined by Lender in good faith. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. Canadian Dollars and the sign "$" mean lawful money of Canada. "US Dollars" and the sign "US$" mean lawful money of the United States of America. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

        1.1 "ACCOUNTS" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

        1.2 "ADJUSTED NET WORTH" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals); provided that, for purposes hereof, Adjusted Net Worth shall be calculated without giving effect to extraordinary gains realized after the date hereof and without giving effect to write-downs of goodwill taken after the date hereof.

        1.3 "AMORTIZED EQUIPMENT VALUE" shall mean, at any time, an amount determined by Lender by subtracting from the Canadian Dollar Equivalent at such time of US$2,913,750 the product obtained by multiplying the Canadian Dollar Equivalent at such time of US$45,325 by the number of months elapsed after the date hereof through and including the date of determination; provided, that if any appraisal delivered to or obtained by Lender after the date hereof under
Section 7.4 hereof with respect to Equipment deemed acceptable to Lender for lending purposes indicates that the Amortized Equipment Value exceeds seventy-five (75%) percent of the orderly liquidation value of such acceptable Equipment, the Amortized Equipment Value shall be reset by Lender to the amount in Canadian Dollars equal to seventy- five (75%) percent of such appraised orderly liquidation value and the Amortized Equipment Value shall be reduced and further reduced each month thereafter on the first day of each month (but not below zero), by the product obtained by multiplying the Amortized Equipment Value, as so reset (and expressed in Canadian Dollars as of the date of determination) by a fraction, the numerator of which is one (1), and the denominator of which is the number equal to (x) sixty (60) minus (y) the number of months elapsed after the date hereof.

        1.4 "APPLICABLE CANADIAN MARGIN" shall mean the respective percentage per annum set forth in the table below for Canadian Prime Rate Loans corresponding to the average daily Combined Excess Availability as determined by Lender in US Dollars for the month immediately preceding the month (or portion thereof) for which the Interest Rate is being determined hereunder:



       Average Daily Combined Excess Availability       Applicable Canadian Margin for Canadian Prime
       ------------------------------------------                      Rate Loans
                                                         ---------------------------------------------

                   0$ to US$4,999,999                                     1.75%

             US$5,000,000 to US$14,999,999                                1.50%

                 US$15,000,000 or more                                    1.25%

provided, however, if Borrower shall fail to deliver any Borrowing Base Certificate on the date due hereunder, then, without limiting Lender's other rights and remedies by reason thereof, if such Borrowing Base Certificate is not delivered in accordance with the terms hereof within two (2) Business Days after such date due hereunder, the Applicable Canadian Margin shall, at Lender's option, be deemed to be one and three- quarters of one percent (1.75%) for Canadian Prime Rate Loans.

        1.5 "AVAILABILITY RESERVES" shall mean, as of any date of determination, such amounts as Lender may from time to time actually establish and revise in good faith reducing the amount of

Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect, without duplication, and in amounts not in excess of a good faith estimate by Lender of, the potential adverse effect of any events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof, or (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default or (e) to reflect any Priority Payables Reserve or to effect any reserves required by Lender under Section 2.3(b) or any other provision of this Agreement.

        1.6  "BIA" means the Bankruptcy and Insolvency Act (Canada).

        1.7 "BLOCKED ACCOUNTS" shall have the meaning set forth in Section 6.3 hereof.

        1.8 "BORROWING BASE CERTIFICATE" shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Lender, in a manner consistent with the reporting Obligations of Borrower hereunder, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Borrower acceptable to Lender and delivered to Lender.

        1.9 "BUSINESS DAY" or "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of Canada, the Province of Ontario, the State of Illinois or the Commonwealth of Pennsylvania, and a day on which the US Reference Bank, the Canadian Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

        1.10 "CANADIAN DOLLAR EQUIVALENT" of an amount of money in US Dollars shall mean an amount, as determined by Lender, equal to the value in Canadian Dollars of such amount of US Dollars, based on the Spot Rate for the purchase of Canadian Dollars with US Dollars. Lender may make such determination utilizing the closing Spot Rate for the preceding business day or may, from time to time, at its option, utilize a more current Spot Rate with respect to any determination of Canadian Dollar Equivalent for purposes hereof.

        1.11 "CANADIAN PRIME RATE" shall mean, at any time, the greater of (i) the rate from time to time publicly announced by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate at such time and (B) one (1%) percent per annum.

        1.12 "CANADIAN PRIME RATE LOANS" shall mean any Loans or portion thereof denominated in Canadian Dollars and on which interest is payable based on the Canadian Prime Rate in accordance with the terms hereof.

        1.13 "CANADIAN REFERENCE BANK" shall mean Bank of Montreal, or its successors and assigns, or such other Schedule I Canadian chartered bank as Lender may from time to time designate.

        1.14  "CASH EQUIVALENTS" shall have the meaning set forth in Section
9.10 hereof.

        1.15 "CDOR RATE" shall mean, on any day, the annual rate of interest which is the rate based on an average 30 day rate applicable to Canadian Dollar bankers' acceptances appearing on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association, Inc, definitions, as modified and amended from time to time) as of 10:00 a.m. on such day; provided that if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the 30 day rate applicable in Canadian Dollar bankers' acceptances quoted by any major Schedule I chartered bank selected by Lender as of 10:00 a.m. on such day.

        1.16  "CCAA" means the Companies' Creditors Arrangement Act (Canada).

        1.17 "COLLATERAL" shall mean, collectively, Collateral as such term is defined in the General Security Agreement, Collateral as such term is defined in the Intellectual Property Security Agreement, Rights as such term is defined in the General Assignment of Accounts Receivable, and hypothecated claims as such term is defined in the Hypothec.

        1.18 "COMBINED EXCESS AVAILABILITY" shall mean, at any time, as determined by Lender, the amount in US Dollars equal to the sum of (a) the positive or negative Excess Availability of Borrower at such time plus (b) the positive or negative "Excess Availability" as defined in the US Loan Agreement of the US Borrower at such time.

        1.19 "CONGRESS (CENTRAL)" shall mean Congress Financial Corporation (Central), an Illinois Corporation, and its successors and assigns.

        1.20 "ELIGIBLE ACCOUNTS" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

                 (a) such Accounts are payable in Canada in Canadian Dollars and arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

                 (b)  such Accounts are not unpaid more than one hundred twenty
(120) days after the date of the original invoice for them;

                 (c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

                 (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent and such Accounts are not owed by any account debtor with respect to whom Borrower has agreed, under any contingency or condition, to repurchase any inventory from such account debtor or its lender or customers;

                 (e) the chief executive office of the account debtor with respect to such Accounts is located in Canada or, at Lender's option, if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in Canada and in Canadian Dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

                 (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

                 (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts, other than those ordinary course deductions or allowances reflected on the face of the invoices evidencing such Accounts and reflected as a deduction in computing and reporting the net amount of the affected Accounts in the Borrowing Base Certificates and all other Collateral reports delivered in accordance with this Agreement with respect to Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

                 (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts or reduce the amount payable or delay payment thereunder;

                 (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

                 (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

                 (k) the account debtors with respect to such Accounts are not any Governmental Authority, unless (i) if the account debtor is the federal government of Canada, any Province, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Financial Administration Act (Canada) or any similar provincial or local law, if applicable, has been complied with in a manner satisfactory to Lender and (ii) if the account debtors are North American Indian nations, tribes or tribal authorities, or the account debtors are located or conduct business on North American Indian lands, upon Lender's request Lender shall have received evidence, in form and substance satisfactory to Lender, that such account debtor has waived any claim of crown immunity, which waiver shall be unconditionally valid and enforceable by Lender against such account debtor under all applicable laws, and the account debtor shall have consented to be sued by Borrower and its assigns (including Lender) and consented to personal jurisdiction in each provincial and federal court located in the province where it is located or conducts business, and Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has a valid and enforceable first priority perfected security interest in the Accounts owing by such account debtor and Lender may collect and otherwise realize thereon in the same manner as any other Eligible Account;

                 (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which, if adversely determined against any such account debtor, could reasonably be expected to result in any material adverse change in any such account debtor's financial condition;

                 (m) such Accounts of a single account debtor or its affiliates do not constitute more than ten (10%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

                 (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than one hundred twenty (120) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

                 (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit (if any) with respect to such account debtors that Lender has elected from time to time to establish or revise for purposes of determining Eligible Accounts of such account debtors (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

                 (p) such Accounts do not arise from the sale of Borrower's "Power Bingo" products or rendition of services in relating thereto; and

                 (q) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender in good faith.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

        1.21 "ELIGIBLE INVENTORY" shall mean Inventory located in Canada consisting of finished goods held for resale in the ordinary course of the business of Borrower which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) raw materials or work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower's business; (f) Inventory at premises other than those owned and controlled by Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a security interest or lien in favour of any person other than Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (k) returned, damaged and/or defective

Inventory; (l) Inventory as to which, or as to the manufacture or sale or offering for sale of which by Borrower, there is a claim of patent, trademark, copyright, infringement or other claim of violation of intellectual property rights of others; (m) Inventory consisting of Borrower's "Power Bingo" products; and (n) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

        1.22 "ENVIRONMENTAL LAWS" shall mean with respect to any Person all federal (United States of America and Canada), state, provincial, district, local, municipal and foreign laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

        1.23 "EQUIPMENT" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

        1.24 "EVENT OF DEFAULT" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

        1.25 "EXCESS AVAILABILITY" shall mean the US Dollar Equivalent of the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of (i) the amount of the Formula Availability at such time and (ii) the Maximum Credit, less the face amount of outstanding Letter of Credit Accommodations, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (other than the face amount of outstanding Letter of Credit Accommodations), plus (ii) the aggregate amount of all trade payables of Borrower which are more than sixty (60) days past due as of such time.

        1.26 "FINANCING AGREEMENTS" shall mean, collectively, this Agreement and all Borrowing Base Certificates, the General Security Agreement, the General Assignment of Accounts Receivable, the Hypothec, the Intellectual Property Security Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.27 "FORMULA AVAILABILITY" shall mean the amount, as determined by Lender, calculated at any time, equal to the amount of Revolving Loans available to Borrower at such time, assuming (for purposes of such calculation) that the outstanding principal balance of Revolving Loans and Letter of Credit Accommodations is zero and based on the applicable lending formulas under
Section 2.1 hereof, subject to the sublimits and Availability Reserves from time to time actually established by Lender hereunder.

        1.28 "GAAP" shall mean generally accepted accounting principles in Canada as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

        1.29 "GAMING AUTHORITY" shall mean any Governmental Authority which regulates gaming in a jurisdiction in which Borrower or any of its subsidiaries conducts gaming activities or activities relating to the design, manufacture or distribution of gaming machines, equipment or systems or, whether or not included in the foregoing, bingo supplies or bingo equipment.

        1.30 "GAMING LAWS" shall mean all laws, rules, regulations, orders and interpretations of any Governmental Authority relating to gaming activities or activities relating to the design, manufacture or distribution of gaming machines, equipment or systems, or whether or not included in the foregoing, bingo supplies or bingo equipment.

        1.31 "GAMING LICENSES" shall mean all licenses, franchises, or other authorizations required to design, manufacture or distribute gaming machines, equipment or systems or, whether or not included in the foregoing, bingo supplies or bingo equipment in any state or jurisdiction where Borrower or any of its Subsidiaries conduct such business (including any North American Indian lands where any account debtor of Borrower is located or conducts business.)

        1.32 "GENERAL ASSIGNMENT OF ACCOUNTS RECEIVABLE" shall mean the general assignment of accounts receivable dated on or about the date hereof given by Borrower in favour of Lender in respect of the Obligations.

        1.33 "GENERAL SECURITY AGREEMENT" shall mean the general security agreement dated on or about the date hereof given by Borrower in favour of Lender in respect of the Obligations.

        1.34 "GOVERNMENTAL AUTHORITY" shall mean the United States of America, any State of the United States of America, Canada, any Province of Canada, any other foreign government, or a district, county or municipality or other political subdivision, and any North American Indian nation or tribe, or any body, department, authority, agency, public corporation or instrumentality, of any of the foregoing.

        1.35 "GUARANTORS" shall mean US Borrower, Video King Gaming Systems, Inc., a Colorado corporation, and each other Person that guarantees payment of all or any portion of the Obligations.

        1.36 "HAZARDOUS MATERIALS" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

        1.37 "HYPOTHEC" shall mean the hypothec on a universality of claims dated the date hereof given by Borrower in favour of Lender in respect of the Obligations.

        1.38 "INFORMATION CERTIFICATE" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

        1.39 "INTELLECTUAL PROPERTY SECURITY AGREEMENT" shall mean the intellectual property security agreement dated on or about the date hereof given by Borrower in favour of Lender in respect of the Obligations.

        1.40 "INTEREST RATE" shall mean, as to Canadian Prime Rate Loans, the per annum rate equal to the Canadian Prime Rate plus the Applicable Canadian Margin, provided, that, the Interest Rate shall be increased by two (2%) percent per annum above the otherwise applicable Interest Rate, at Lender's option, without notice, (a) for the period (i) from and after the effective date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of any judgment against Borrower) and (ii) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

        1.41 "INVENTORY" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

        1.42 "LETTER OF CREDIT ACCOMMODATIONS" shall mean the letters of credit, merchandise purchase or other guarantees denominated in Canadian Dollars which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

        1.43  "LOANS" shall mean the Revolving Loans.

        1.44 "MATERIAL ADVERSE CHANGE" shall mean a material adverse change in the condition (financial or otherwise), operations, performance, properties, business or affairs of the Borrower or any Obligor.

        1.45 "MATERIAL ADVERSE EFFECT" shall mean (a) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), operations, business or affairs of Borrower or any Obligor, (b) any existing or future impairment of the ability of Borrower or any Obligor to perform any material Obligations under any of the Financing Agreements, or (c) any existing or future impairment of Lender's rights or interests in any Collateral, or Lender's ability to enforce any Obligations or realize upon any Collateral.

        1.46 "MAXIMUM CREDIT" shall mean, at any time, the Canadian Dollar Equivalent at such time of US$3,333,333, subject to increase as provided in
Section 2.4 below.

        1.47 "NET AMOUNT OF ELIGIBLE ACCOUNTS" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts; provided that the amounts deducted under clause (a) shall not duplicate items for which Availability Reserves have been established by Lender.

        1.48 "OBLIGATIONS" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to Borrower under the BIA, the CCAA, or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

        1.49 "OBLIGOR" shall mean each Guarantor and each endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

        1.50 "OVERFORMULA AMOUNT" shall mean, at any time, as calculated by Lender, the amount (if any) by which (A) the aggregate amount of outstanding Obligations (other than the face amount of outstanding Letter of Credit Accommodations) at such time, exceeds (B) the lesser of (x) the Formula Availability and (y) the Maximum Credit less the face amount of outstanding Letter of Credit Accommodations, at such time.

        1.51 "PAYMENT ACCOUNT" shall have the meaning set forth in Section 6.3 hereof.

        1.52 "PENSION PLANS" means each of the pension plans, if any, registered in accordance with the Income Tax Act (Canada) which Borrower sponsors or administers or into which Borrower makes contributions.

        1.53 "PERSON" OR "PERSON" shall mean any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

        1.54  "PPSA" shall mean the Personal Property Security Act (Ontario).

        1.55 "PRIORITY PAYABLES RESERVE" shall mean, at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment or security interest, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited, to claims for unremitted and accelerated rents, taxes, wages, workers' compensation obligations, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Lender, acting reasonably, considers may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial law, where such supplier's right may have priority over the security interests, liens or charges securing the Obligations including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to
Section 81.1 of the BIA.

        1.56 "RECORDS" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

        1.57 "REVOLVING LOANS" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

        1.58 "SPOT RATE" shall mean, with respect to a currency, the rate quoted by the Canadian Reference Bank as the spot rate for the purchase by the Canadian Reference Bank of such currency with another currency.

        1.59 "SUBORDINATED NOTE AGREEMENTS" shall mean the Subordinated Notes and the Indenture dated as of November 13, 1996 between US Borrower and The Trust Company of Washington, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.60 "SUBORDINATED NOTES" shall mean US Borrower's Series B 12-1/2% Senior Subordinated Notes due 2004, in the aggregate principal amount of US$100,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.61 "US BORROWER" shall mean Borrower's direct parent, Stuart Entertainment, Inc., a Delaware Corporation, and its successors and assigns.

        1.62 "US DOLLARS" or " US$" shall mean dollars of the United States of America or other lawful currency of the United States of America.

        1.63 "US DOLLAR EQUIVALENT" of an amount of money in Canadian Dollars, shall mean an amount, as determined by Lender, equal to the value in US Dollars, of such amount of Canadian Dollars, based on the spot price for buying US Dollars with Canadian Dollars, as quoted to Lender by US Reference Bank. Lender may make such determination utilizing the closing spot price for the preceding business day or may, from time to time, at its option, utilize a more current spot price with respect to any determination of US Dollar Equivalent for purposes hereof.

        1.64 "US FINANCING AGREEMENTS" shall mean the "Financing Agreements" as defined in the US Loan Agreement.

        1.65 "US L/C ACCOMMODATIONS" shall mean the "Letter of Credit Accommodations" as defined in the US Loan Agreement.

        1.66 "US LOAN AGREEMENT" shall mean that certain Loan and Security Agreement, dated on or about the date hereof, between Congress (Central) and the US Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

        1.67 "US LOANS" shall mean the "Loans" as defined in the US Loan Agreement.

        1.68 "US MAXIMUM CREDIT" shall mean the "Maximum Credit" as defined in the US Loan Agreement.

        1.69 "US REFERENCE BANK" shall mean CoreStates Bank, N.A., or such other bank as Congress (Central) may from time to time designate.

        1.70 "VALUE" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

SECTION 2.  CREDIT FACILITIES

        2.1  Revolving Loans.

                 (a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans by way of Canadian Prime Rate Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum of:

                          (i) eighty (80%) percent of the Net Amount of Eligible Accounts, plus

                          (ii) the lesser of: (A) sixty (60%) percent of the Value of Eligible Inventory, and (B) the Canadian Dollar Equivalent of US$3,333,333, plus

                          (iii) the lesser of: (A) the Canadian Dollar Equivalent of US$2,913,750 and (B) the Amortized Equipment Value, less

                          (iv)    any Availability Reserves.

                 (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower identifying the basis for the action being taken under this provision, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (1) the dilution with respect to the Accounts for any period (based on the ratio of (A) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (B) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (2) the general creditworthiness of account debtors has declined, or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (1) the number of days of the turnover of the Inventory for any period has changed in any material respect or (2) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (3) the nature and quality of the Inventory has deteriorated, or (iii) reduce the amount available under Section 2.1(a)(iii) to the extent the Amortized Equipment Value at any time exceeds seventy-five (75%) percent of the orderly liquidation value of the Borrower's Equipment deemed acceptable by Lender for lending purposes, as such value is set forth in an appraisal pursuant to
Section 7.4 hereof. In determining whether to reduce the lending formula(s), Lender may, without duplication, consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

                 (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in
Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

                 (d)  For purposes of applying the sublimit set forth in
Section 2.1(a)(ii)(B) hereof, Lender may treat the amount of its reliance on Eligible Inventory to be purchased under outstanding Letter of Credit Accommodations as a Revolving Loan based on Eligible Inventory pursuant to
Section 2(a)(ii). In determining the amount of such reliance, the outstanding Revolving Loans and Availability Reserves shall first be attributed to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

        2.2  Letter of Credit Accommodations.

                 (a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

                 (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to two (2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to four (4%) percent per annum on such daily outstanding balance for: (i) the period from and after the effective date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty five (365) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

                 (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than:
(i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the Letter of Credit Accommodation requires that all negotiable documents of title with respect to such Eligible Inventory shall be consigned to the issuer of the Letter of Credit Accommodation, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage set forth in Section 2.1(a)(ii)(A) above of the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within Canada and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

                 (d) Except in Lender's discretion, (i) the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed the Canadian Dollar Equivalent of US$1,666,667. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

                 (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, but excluding any losses, claims, damages, liabilities, costs and expenses directly caused by the gross negligence or willful misconduct of Lender, as determined by a final non-appealable judgment of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, federal, provincial and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

                 (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority, exercised in good faith, to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (1) approve or resolve any questions of non-compliance of documents, (2) give any instructions as to acceptance or rejection of any documents or goods or (3) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (1) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (2) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

                 (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favour of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favour of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

        2.3 Availability Reserves. (a) All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves. Lender shall notify Borrower of the establishment of and any changes in Availability Reserves and the basis therefor, as soon as practicable following each such establishment or change. Upon Borrower's request in writing after being so advised, Lender will, if it has not already done so, promptly confirm to Borrower, in writing, the applicable establishment of or changes in Availability Reserves and the basis therefor.

                 (b) Without limiting Lender's other rights with respect to Availability Reserves (and without in any way affecting or impairing the rights or remedies of Congress (Central) under the US Financing Agreements), Lender may from time to time establish and revise Availability Reserves in an amount sufficient to cover the Canadian Dollar Equivalent of (i) the amount by which the outstanding "Obligations" (as defined in the US Loan Agreement) of the US Borrower to Congress (Central) exceeds the "Maximum Credit" as defined in the US Loan Agreement and/or (ii) the amount by which the aggregate amount of the US Loans and US L/C Accommodations exceed the "Formula Availability" as defined in the US Loan Agreement. In the case of any Availability Reserves established under clause (ii) of this Section 2.3(b), Lender may also treat such amount as a reduction in the Maximum Credit hereunder.

        2.4 Increases in Maximum Credit. The Maximum Credit shall be increased, but not above the Canadian Dollar Equivalent of US $10,000,000, upon Borrower's written request(s) in accordance with and subject to the following terms and conditions:

                 (a) Borrower may submit to Lender up to two (2) requests for increases in the Maximum Credit hereunder;

                 (b) Each request shall be made in the form of a joint written request by Borrower to Lender and by US Borrower to Congress (Central) requesting an aggregate of US$10,000,000 of increases in the US Dollar amount used to calculate the Maximum Credit hereunder and/or the US Maximum Credit; provided, however, in the case of any requested increase(s) of the US Maximum Credit, that the US Maximum Credit as so increased shall not at any time exceed US $20,000,000;

                 (c) Each request received by Lender in accordance with this Section 2.4 shall become effective as to Borrower on the fifth (5th) business day following the date of Lender's receipt of such request; provided, that such request shall not become effective for any purpose hereunder:

                          (i) if, upon the otherwise effective date of such requested increase, any Event of Default, or any condition or event that, with notice or passage of time, or both, would constitute an Event of Default, shall then exist or shall have occurred and be then continuing, or

                          (ii) during the final sixty (60) days of the initial term or any renewal year hereunder, if Lender has given notice of non-renewal to Borrower as permitted under Section 12.1(a) hereof, or

                          (iii) if such request would otherwise take effect after Borrower has given notice of non-renewal or termination as permitted in Section 12.1(a) or (c) hereof; and

                 (d) upon the effective date of each increase in the Maximum Credit under Section 2.4, Borrower shall pay to Lender (or Lender may, at its option, charge directly to Borrower's Revolving Loan account) a fee equal to three-quarters of one (3/4%) percent of the amount of such increase, which amount shall be deemed earned in full as of such effective date.

SECTION 3.  INTEREST AND FEES

        3.1  Interest.

                 (a) Borrower shall pay to Lender interest at the Interest Rate (i) on the outstanding principal amount of the Loans and, (ii) except to the extent expressly otherwise provided herein as to certain fees, costs, expenses and other charges, on all other non-contingent Obligations. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

                 (b) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty-five (365) day year in the case of Canadian Prime Rate Loans, and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Canadian Prime Rate effective on the first day of the month after any change in such Prime Rate is announced. The increase or decrease shall be based on the Canadian Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

                 (c) For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant hereto at a rate based upon a 365 day year (the "First Rate"), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by 365.

                 (d) Notwithstanding the provisions of this Section 3 or any other provision of this Agreement, in no event shall the aggregate "interest" (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the "credit advanced" (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Lender will be conclusive for the purposes of such determination.

                 (e) A certificate of an authorized signing officer of Lender as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

                 (f) For greater certainty, whenever any amount is payable under this Agreement or any Financing Agreement by Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the "deemed reinvestment principle" or the "effective yield method". As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

        3.2 Closing Fee. Borrower shall pay to Lender as a closing fee the amount of the Canadian Dollar Equivalent of US$25,000, which shall be fully earned as of and payable on the date hereof.

        3.3 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to three-eighths of one (3/8%) percent per annum calculated upon the amount (if any) by which eighty (80%) percent of the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

        3.4 Servicing Fee. Borrower shall pay to Lender monthly a servicing fee in an amount equal to the Canadian Dollar Equivalent of US$666.67 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

        3.5 Payments. Unless otherwise specified by Lender, all interest, fees and other payments by Borrower hereunder shall be in the currency in which such Obligations are denominated.


SECTION 4.  CONDITIONS PRECEDENT

        4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

                 (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by the existing lender or lenders to Borrower, US Borrower and any of their subsidiaries of their respective financing arrangements with Borrower, US Borrower and any of their subsidiaries and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrower, US Borrower and each subsidiary, duly authorized, executed and delivered by it or each of them including, but not limited to, (i) financing change statements and UCC termination statements providing for the discharge and/or termination of all financing statements previously filed by it or any of them or their predecessors, as secured party and Borrower, US Borrower or any subsidiary, as debtor and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrower, US Borrower or any subsidiary in favour of such existing lender or lenders, in form acceptable for recording in the appropriate government office;

                 (b) Lender shall have received evidence (including any releases of any other liens or security interests in the Collateral required by Lender), in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

                 (c) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

                 (d) no Material Adverse Change shall have occurred since the date of Lender's latest field examination;

                 (e) Lender shall have received a Borrowing Base Certificate setting forth the Revolving Loans available to Borrower as of the end of Borrower's fiscal month ended on or about October 31, 1997, as completed in a manner satisfactory to Lender and duly authorized, executed and delivered on behalf of Borrower;

                 (f) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than three (3) business days prior to the date hereof;

                 (g) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

                 (h) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

                 (i) the Combined Excess Availability, as determined by Lender as at the date hereof, shall not be less than US$5,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder and after giving effect to the initial US Loans made or to be made and the US L/C Accommodations issued or to be issued by Congress (Central) under the US Loan Agreement in connection with the initial transactions hereunder and thereunder;

                 (j) Lender shall have received evidence that Borrower has provided each Governmental Authority to whose jurisdiction it or any of its subsidiaries subject, with all required notices (if any) with respect to the Financing Agreements, the US Financing Agreements, and all Obligations and Collateral hereunder and thereunder;

                 (k) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower and the Obligors with respect to the Financing Agreements and such other matters as Lender may request including, without limitation, (i) the status of the Obligations of US Borrower to Lender and Congress (Central) as "Senior Indebtedness" and "Designated Senior Indebtedness" under the indenture governing the Subordinated Notes, and (ii) the non-contravention of any provision of the Subordinated Note Agreements by reason of the execution, delivery or performance of the Financing Agreements and the US Financing Agreements (including, without limitation, the loans and other financial accommodations and guarantees hereunder and thereunder and the granting of liens and security interests as herein and therein provided);

                 (l       Lender shall have received, in form and substance
satisfactory to Lender, a guarantee of payment by each Guarantor in favour of Lender of all Obligations secured by a first and only security interest in favor of Lender granted by each Guarantor in all of its existing and future assets (except real property);

                 (m   the other Financing Agreements and all instruments and
documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;

                 (n   the US Financing Agreements, and all instruments and
documents thereunder shall have been duly executed and delivered by the US Borrower and Congress (Central), in form and substance satisfactory to Congress (Central), and all of the conditions precedent to the initial Loans under the US Loan Agreement contained in Sections 4.1(a) through 4.1(m) thereof, shall have been fully satisfied.

        4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

                 (a   all representations and warranties contained herein and
in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto (except as to those representations and warranties expressly made as of a specified earlier date, in which case, they shall be true and correct as of such earlier date); and

                 (b   no Event of Default and no event or condition which, with
notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.  INTENTIONALLY DELETED.

SECTION 6.  COLLECTION AND ADMINISTRATION

        6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

        6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

        6.3  Collection of Accounts.

                 (a   Borrower shall establish and maintain, at its expense,
blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, and Lender may establish and maintain a bank account of Lender ("Payment Account") with such bank as is acceptable to Lender, into which Borrower shall, in accordance with Lender's instructions, promptly deposit and direct its account debtors that remit payments by electronic funds transfers to directly remit, all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, cheque or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, at such time as Lender shall direct, all funds received or deposited into the Blocked Accounts to the Payment Account or such other bank account of Lender as Lender may from time to time designate for such purpose. Lender shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of Borrower as Borrower may specify in writing to Lender until such time as Lender shall notify the depository bank otherwise. Lender may instruct the depository banks at which the Blocked Accounts are maintained to transfer all funds received or deposited into the Blocked Accounts to the Payment Account at any time that any of the following shall occur or exist: (i) an Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, or (ii) Borrower shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof when due hereunder or within two (2) Business Days thereafter, or (iii) upon Lender's good faith belief that any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading, or (iv) Combined Excess Availability shall at any time be less than US$5,000,000, or (v) the US Dollar Equivalent of the aggregate outstanding principal amount of Loans and Letter of Credit Accommodations, plus the aggregate outstanding principal amount of "Loans" and "Letter of Credit Accommodations" under the US Loan Agreement shall equal or exceed US$15,000,000. Borrower agrees that all payments made to such Blocked Accounts or Payment Account or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise, shall be the property of Lender to be applied in payment of the Obligations.

                 (b   For purposes of calculating the amount of the Loans
available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next business day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day.

                 (c   Borrower and all of its subsidiaries, employees or agents
shall, acting as trustee for Lender, receive, as the property of Lender, any monies, cheques, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account or Payment Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts or the Payment Account arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

        6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. Payments and collections received in any currency other than Canadian Dollars will be accepted and/or applied at the sole discretion of Lender. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower; provided, however, that so long as the outstanding principal amount of the Loans is zero ($0), Lender will notify Borrower of any fees, costs, expenses or other charges due under this Agreement, and will not debit the Revolving Loan account of Borrower for such fees, costs, expenses and other charges if Lender receives payment thereof from Borrower within five (5) days after Borrower is so notified, and, in addition, if payment is so timely received by Lender, Lender agrees that no interest will accrue on the fees, costs, expenses or other charges so paid; provided, further, that in the case of the monthly servicing fee under Section 3.5, (i) such fee may be charged to the Revolving Loan account of Borrower and interest shall accrue thereon unless payment of such fee is received by Lender on or before the fifth (5th) day of each month, and (ii) Lender need not give Borrower any notice under the preceding proviso, or otherwise. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a business day) and the amount of the requested Loan. Requests received after 12 noon Toronto time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

        6.6 Use of Proceeds. All Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes and uses of Borrower not otherwise prohibited by the terms hereof or by the Subordinated Note Agreements or by any other agreement or rule or regulation of any Gaming Authority or other Governmental Authority to which Borrower or any subsidiary is a party or by which or to which Borrower or any subsidiary or any of their property is bound or is subject.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

        7.1  Collateral Reporting.

        (a   Borrower shall provide, or cause to be provided to, Lender with the following documents in a form satisfactory to Lender:

                 (i as soon as available, but in any event, by no later than the seventh (7th) day after the end of each fiscal month of Borrower, a Borrowing Base Certificate setting forth Borrower's calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein (x) with respect to Accounts, as of the last Business Day of the month ended most recently prior to the due date thereof and (y) with respect to Inventory, as of the last business day of the month prior to the month ended most recently prior to the due date thereof and (y) with respect to Inventory, as of the last business day of the month prior to the month ended most recently prior to such duedate, each such Borrowing Base Certificate to be duly completed and executed by the chief financial officer or other appropriate financial officer acceptable to Lender, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed; provided, that, (I) for purposes of clause (y) of Section 7.1(a)(i), upon Borrower's implementation of a perpetual Inventory reporting system, each monthly Borrowing Base Certificate delivered under this Section shall be prepared with respect to Inventory as of the last business day of the month ended most recently prior to the due date of such Borrowing Base Certificate, and (II) prior to the implementation of a perpetual Inventory reporting system, upon Lender's request, Borrower shall update the information set forth in each monthly Borrowing Base Certificate with respect to Inventory as of the last business day of the month ended most recently prior to the due date thereof, as soon as such information is available (but in any event such information shall be contained in the next succeeding Borrowing Base Certificate); provided, further that, without limiting any other rights of Lender, upon Lender's request, Borrower shall provide Lender on a weekly basis with a schedule of sales, collections received and credits issued and, on a weekly basis to the extent available, inventory reports, in each case under this proviso upon and after any of the following:

                          (A an Event of Default or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing or

                          (B Borrower shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof when due or within two (2) Business Days thereafter, or

                          (C upon Lender's good faith belief that any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading, or

                          (D the Combined Excess Availability shall be less than US$5,000,000, or

                          (E the US Dollar Equivalent of the aggregate outstanding principal amount of Loans and Letter of Credit Accommodations, plus the aggregate outstanding principal amount of "Loans" and "Letter of Credit Accommodations" under the US Financing Agreements shall equal or exceed US$15,000,000;

                 (ii on a monthly basis, to the extent not included in a schedule to the monthly Borrowing Base Certificate or otherwise delivered to Lender hereunder,

                          (A perpetual inventory reports, to the extent available, and inventory reports by category and location,

                          (B      agings of accounts receivable, and

                          (C      agings of accounts payable;

                 (iii     upon Lender's request,

                          (A copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements,

                          (B copies of shipping and delivery documents, and

                          (C copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; and

                 (iv such other reports as to the Collateral as Lender shall reasonably request from time to time.

        (b Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrower as set forth in any Borrowing Base Certificate and as determined by Lender, the determination of Lender in good faith (including the determination in good faith of Letter of Credit Accommodations available based on the provisions hereof) shall govern and be conclusive and binding upon Borrower. Without limiting the foregoing, Borrower shall furnish to Lender any information which Lender may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

        7.2  Accounts Covenants.

                 (a   In addition to Borrower's other reporting Obligations
hereunder, Borrower shall notify Lender promptly and on a separate basis of:
(i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof involving an amount greater than the Canadian Dollar Equivalent of US$37,500, individually, or greater than the Canadian Dollar Equivalent of US$187,500, in the aggregate, (ii) all material adverse information relating to the financial condition of any account debtor obligated for Accounts in excess of the Canadian Dollar Equivalent of US$37,500, and (iii) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts involving an amount greater than the Canadian Dollar Equivalent of US$37,500, individually or greater than the Canadian Dollar Equivalent of US$187,500, in the aggregate, to no longer constitute Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except those granted in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender, and which are reported to Lender in accordance with this Agreement. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances with respect thereto in good faith and on a commercially reasonable basis.

                 (b   Without limiting the obligation of Borrower to deliver
any other information to Lender, Borrower shall promptly and separately report to Lender any return of Inventory by any one account debtor if the inventory so returned in such case has a value in excess of the Canadian Dollar Equivalent of US$37,500. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

                 (c   With respect to each Account: (i) the amounts shown on
any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments made to one of the Blocked Accounts, (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto, other than those ordinary course deductions and allowances reflected on the face of the invoice evidencing such Account and reflected as a deduction in computing and reporting the net amount of the affected Account in the Borrowing Base Certificates and all other Collateral reports delivered in accordance with this Agreement with respect to Accounts, and (iv) none of the transactions giving rise thereto will violate any applicable federal or provincial laws or regulations in any manner that does result in, or could reasonably be expected to result in, a Material Adverse Effect, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

                 (d   Lender shall have the right at any time or times, in
Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

                 (e   Borrower shall deliver or cause to be delivered to
Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

                 (f Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest or lien therein and Lender may direct any or all account debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may in good faith deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

        7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and withdrawals therefrom and additions thereto; (b) Borrower shall, at its sole cost and expense, conduct a physical count of the Inventory at least once during each twelve (12) month period after the date hereof, and up to an additional three (3) times during each twelve (12) month period as Lender may request on or after an Event of Default, and at any other time or times as Lender may request at Lender's sole cost and expense, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d upon Lender's request, Borrower shall, at its sole cost and expense, no more than once in any twelve (12) month period, and up to an additional three (3) times during each twelve (12) month period at any time or times as Lender may request on or after an Event of Default, and at any other time or times as Lender may request at Lender's sole cost and expense, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws; (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory, except for inventory repurchase agreements permitted under Section 9.9(e) hereof; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

        7.4 Equipment Covenants. With respect to the Equipment: (a) upon Lender's request, Borrower shall, at its sole cost and expense, once during each twelve (12) month period after the date hereof, and up to an additional three times during each twelve (12) month period as Lender may request on or after an Event of Default, or, at Lender's sole cost and expense, at any other time or times, deliver or cause to be delivered to Lender written reports or appraisals as to the orderly liquidation value of the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender;
(b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (e) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (f) Borrower assumes all responsibility and liability arising from the use of the Equipment.

        7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms and for such amount as are commercially reasonable, and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfil Borrower's obligations under this Agreement and the other Financing Agreements, and (b) at any time after one of the events referred to in clauses (i) through
(iv) of Section 6.3(a) has occurred, to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations and (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral and (c) at any time to (i) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (ii) execute in Borrower's name and file any PPSA or other financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non- appealable order of a court of competent jurisdiction.

        7.6 Right to Cure. Lender may, at its option, in good faith, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, if, in Lender's commercially reasonable judgment, such action is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, except any of the foregoing the validity of which is being contested in good faith by appropriate proceedings, diligently pursued by Borrower and as to which no enforcement action has been commenced or taken against any Collateral, and (c) pay any amount, incur any expense or perform any act which, in Lender's commercially reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

        7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral; provided, however, that, prior to an Event of Default, Lender's use of Borrower's personnel, equipment, supplies and premises as provided in this
Section 7.7 shall be conducted in a reasonable manner with a view to avoiding unreasonable interference with Borrower's operations.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

        Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

        8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly incorporated, validly existing and duly organized under the laws of its jurisdiction of incorporation and is duly qualified or registered as a foreign or extra-provincial corporation and in good standing in all provinces, states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify has not, individually or in the aggregate, resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation or by-laws or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound, except any such contravention that, individually or in the aggregate, has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. This Agreement and the other Financing Agreements constitute legal, valid and binding Obligations of Borrower enforceable in accordance with their respective terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law). Borrower does not have any subsidiaries except as set forth on the Information Certificate.

        8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein, subject, however, in the case of Borrower's interim unaudited financial statements delivered hereunder, to normal year- end adjustments and the absence of footnotes and formatting of items as required under GAAP. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no Material Adverse Change since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

        8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

        8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on
Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, hypothecs, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under
Section 9.8 hereof and except for such defects of title, individually or in the aggregate, as have not resulted in, and could not, individually or in the aggregate, be reasonably expected to result in, a Material Adverse Effect. As to leased real and personal property, Borrower has valid leasehold interests, which leasehold interest are subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

        8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower.

        8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or its business, or against or affecting any transactions contemplated by this Agreement, which, if adversely determined against Borrower, could reasonably be expected to result in a Material Adverse Effect.

        8.7 Compliance with Other Agreements and Applicable Laws. Borrower is not in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and, to Borrower's knowledge, Borrower is in compliance with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any Gaming Authority or other Governmental Authority, except any such defaults, violations or non-compliance that, individually or in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

        8.8  Status of Pension Plans.

                 Except as set forth on Schedule 8.8 hereto, to the best of the Borrower's knowledge,

                 (a       The Pension Plans are duly registered under all
applicable provincial pension benefits legislation.

                 (b       All obligations of Borrower (including fiduciary,
funding, investment and administration obligations) required to be performed in connection with the Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement.

                 (c       All contributions or premiums required to be made by
Borrower to the Pension Plans have been made in a timely fashion in accordance with the terms of the Pension Plans and applicable laws and regulations.

                 (d       All employee contributions to the Pension Plans
required to be made by way of authorized payroll deduction have been properly withheld by Borrower and fully paid into the Pension Plans in a timely fashion.

                 (e       All reports and disclosures relating to the Pension
Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion.

                 (f       There have been no improper withdrawals, or
applications of, the assets of any of the Pension Plans.

                 (g       No amount is owing by any of the Pension Plans under
the Income Tax Act (Canada) or any provincial taxation statute.

                 (h       The Pension Plans are fully funded both on an ongoing
basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles).

                 (i       Borrower, after diligent enquiry, has neither any
knowledge, nor any grounds for believing, that any of the Pension Plans is the subject of an investigation, any other proceeding, an action or a claim. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

        8.9  Environmental Compliance.

                 (a       Except as set forth on Schedule 8.9 hereto, to the
best of Borrower's knowledge, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, and the operations of Borrower comply with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, except for any such violations or non-compliance that, individually or in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

                 (b       Except as set forth on Schedule 8.9 hereto, there has
been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, that affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials, except with respect to any such actual or alleged violation or non-compliance that, individually or in the aggregate, has not resulted in, and could not reasonably be expected to, result in a Material Adverse Effect (including, but not limited to, any Material

Adverse Effect if any such pending or threatened investigation or proceeding were adversely determined against Borrower).

                 (c       Except as set forth on Schedule 8.9 hereto, Borrower
has no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

                 (d       Except as set forth on Schedule 8.9 hereto, to the
best of Borrower's knowledge, Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect, except any of the foregoing where the failure to obtain, file or maintain any of the foregoing as valid and in full force and effect, individually or in the aggregate, has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

        8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.13 below.

        8.11 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, which has not been fully and accurately disclosed to Lender in writing.

        8.12 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

        9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto. Borrower shall at all times preserve and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted, except to the extent that any failure to do so, individually or in the aggregate, does not, and could not reasonably be expected to, result in a Material Adverse Effect. Borrower shall give Lender ten (10) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a certified copy of the Articles of Amendment of Borrower providing for the name change immediately following its filing.

        9.2 New Collateral Locations. Borrower may open any new location within Canada provided Borrower (a) gives Lender ten (10) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including PPSA and other financing statements and such other evidence as Lender may require of the perfection of Lender's first priority security interests and liens where required by Lender.

        9.3  Compliance with Laws, Regulations, Etc.

                 (a   Borrower shall, at all times, comply with all laws,
rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Governmental Authority, including all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws, and including all Gaming Laws and all requirements of any Gaming Authority, except where the failure to so comply does not, individually or in the aggregate, and could not reasonably be expected to, result in a Material Adverse Effect.

                 (b   Borrower shall give both oral and written notice to
Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event that could reasonably be expected to result in any suspension, revocation or limitation on any Gaming Licenses, or otherwise adversely affect the rights of Borrower to operate its business in accordance with the Gaming Laws, or any material liability pursuant to any Gaming Laws or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to any non-compliance with or violation of any Gaming Laws by Borrower which, in the case of clauses (i) and (ii), individually or in the aggregate, does result in, or could (or, if adversely determined against Borrower, could) reasonably be expected to result in, a Material Adverse Effect. Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses, including reasonable legal fees and expenses directly or indirectly arising out of or attributable to the compliance by Borrower and/or (if applicable) by Lender with any Gaming Laws, or actual or alleged non-compliance by Borrower with any Gaming Laws, except that Borrower shall not be required to indemnify Lender for any such losses, claims, damages, liabilities, costs and expenses resulting from Lender's own gross negligence or wilful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

                 (c   Copies of all environmental surveys, audits, assessments,
feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws (except for any such non-compliance that, individually or in the aggregate, does not, and could not reasonably be expected to, result in a Material Adverse Effect) and shall regularly report to Lender on such response.

                 (d   Borrower shall give both oral and written notice to
Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or
(ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to:

(A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials, except that such notice to Lender shall not be required as to any such matter if the actual or potential liability or claimed liability of Borrower, or actual or potential expenditures by Borrower as a result of any such matter (including any such matter if adversely determined against Borrower), individually or in the aggregate, does not, and could not reasonably be expected to, result in a Material Adverse Effect.

                 (e   Without limiting the generality of the foregoing,
whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any non- compliance, with any Environmental Law, where the failure to so comply, individually or in the aggregate, does result in, or could reasonably be expected to result in, a liability or expenditure of in excess of the Canadian Dollar Equivalent of US$375,000, Borrower shall, at Lender's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to Lender and Borrower to conduct such tests of the site where Borrower's non- compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non- compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

                 (f   Borrower shall indemnify and hold harmless Lender, its
directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable legal fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans, except that Borrower shall not be required to indemnify Lender for any such losses, claims, damages, liabilities, costs and expenses resulting from Lender's own gross negligence or wilful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        9.5 Insurance. Borrower shall, at all times, maintain insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and cancelling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations; provided, however, so long as (i) no Event of Default, and no event or condition that, with notice or passage of time, or both, exists or has occurred and is continuing and (ii) there is Combined Excess Availability of at least US$5,000,000 after giving effect to the loss or damage to Collateral to which any portion of the insurance proceeds relates and without regard to the insurance proceeds themselves, then Lender shall make the insurance proceeds available to Borrower.

        9.6  Financial Statements and Other Information.

                 (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any), which shall be reconciled and conformed to the requirements of GAAP no less frequently than quarterly and Borrower shall furnish or cause to be furnished to Lender: (i) within forty (40) days after the end of each fiscal month, other than the end of the third, sixth, ninth and twelfth fiscal months, in each fiscal year, and within ninety (90) days after the end of the twelfth fiscal month in each fiscal year, monthly unaudited consolidated financial statements of US Borrower and its subsidiaries, if any, (including, in each case, balance sheets and statements of operations), fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal month, (ii) within forty-five (45) days after the end of each fiscal quarter, unaudited consolidated financial statements of US Borrower and its subsidiaries (including, in each case, balance sheets and statements of operations), fairly presenting the results of operations of Borrower and its subsidiaries as of the end of and through such fiscal quarter, and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of US Borrower and its subsidiaries (including in each case balance sheets, statements of operations, statements of changes in financial position and statements of shareholders' equity), and the accompanying notes thereto, fairly presenting the financial position and the results of the operations of US Borrower and its subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm of nationally recognized standing selected by US Borrower, that such financial statements have been prepared in conformity with GAAP, and present fairly, in all material respects, the results of operations and financial condition of US Borrower and its subsidiaries as of the end of and for the fiscal year then ended.

                 (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations involving an amount in excess of the Canadian Dollar Equivalent of US$37,500 or which has resulted in, or could reasonably be expected to result in, any Material Adverse Effect and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

                 (c) Borrower shall promptly notify Lender in writing in the event that, at any time after the delivery of a Borrowing Base Certificate by Borrower to Lender, but prior to the delivery of the next Borrowing Base Certificate to be delivered by Borrower to Lender in accordance with the terms hereof, the amount of Formula Availability is less than ninety (90%) percent of the amount of Formula Availability calculated based on the information set forth in the most recent Borrowing Base Certificate previously delivered by Borrower to Lender pursuant to Section 7.1 hereof. Borrower will immediately notify Lender in writing if (A) the Revolving Loans made by Lender to Borrower and/or Letter of Credit Accommodations outstanding at any time exceed the Formula Availability at any time under the terms and conditions hereof or (B) the Combined Excess Availability shall be less than US$5,000,000 at any time.

                 (d) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its shareholders generally and copies of all reports and prospectuses which Borrower files with any Canadian or provincial securities commission or securities exchange.

                 (e) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request; provided, that so long as no Event of Default exists or has occurred and is continuing, the budgets, forecasts and projections required by Lender under this Section 9.6(e) shall be limited to a twelve (12) month financial statement projection which shall be provided to Lender once each year which shall be provided to Lender within thirty (30) days after the commencement of each of Borrower's fiscal years; provided, further that such requirement may be fulfilled by the inclusion of information with respect to Borrower on a consolidated basis with US Borrower and its other subsidiaries. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower (unless the same are furnished by Borrower to Lender) and to disclose to Lender, in conjunction with Borrower (unless an Event of Default has occurred in which case such disclosure need not be in conjunction with Borrower) such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

        9.7 Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc. Borrower shall not, directly or indirectly: (a) amalgamate with any other Person or permit any other Person to amalgamate with it; or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any shares or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business and (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower upon prior written notice to Lender, so long as (1) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (2) such sales do not involve Equipment having an aggregate fair market value in excess of the Canadian Dollar Equivalent of US$187,500 for all such Equipment disposed of in any fiscal year of Borrower) and (3) whether or not an Event of Default exists or has occurred and is continuing, an adjustment to the Amortized Equipment Value shall be made upon such sale in the same manner as provided under Section 7.4 of the US Loan Agreement mutatis mutandis (as if such Equipment were relocated to the facilities of US Borrower's subsidiary in Reynosa, Mexico), and no Overformula Loan shall exist after giving affect to such adjustment; or, (c) form or acquire any subsidiaries, except in connection with investments permitted under, and upon compliance with, Section 9.10(c) hereof; or (d) wind up, liquidate or dissolve; or (e) agree to do any of the foregoing.

        9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) liens and security interests of Lender;
(b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and provided no enforcement action has been commenced or taken against any Collateral with respect thereto; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed $2,500,000 of obligations (including capitalized lease obligations) secured thereby incurred in any fiscal year of Borrower (and including for the purposes of such limitation, the obligations of US Borrower's and its subsidiaries secured by any purchase money security interests in Equipment (including capitalized leases) and purchase money mortgages in real estate incurred during such fiscal year), provided, that, such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; and (f) the security interests and liens set forth on Schedule 8.4 hereto.

        9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except: (a) the Obligations (including, without limitation, all Obligations to Lender hereunder and all obligations, liabilities and indebtedness of Borrower to Congress (Central) under the US Financing Agreements); (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower; (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement; (d) indebtedness of Borrower to its subsidiaries, if any, or to US Borrower or any of its other subsidiaries, for short term loans in the ordinary course of business, provided that any notes or other instruments evidencing any such indebtedness shall be pledged and delivered to Lender; (e) contingent obligations of Borrower under inventory repurchase agreements with its account debtors or their lenders or customers, not to exceed, for the Borrower, US Borrower and their subsidiaries, and including the face amount of Accounts and other accounts receivable or indebtedness owed to Borrower and its subsidiaries by account debtors having the right to return any goods sold by Borrower, US Borrower or their subsidiaries, US$2,500,000 in the aggregate at any time outstanding; (f) Intentionally Deleted; and (g) indebtedness of Borrower under forward contracts permitted under Section 9.10(e) hereof; (h) contingent obligations of Borrower, not to exceed US$500,000 in the aggregate at any one time outstanding, incurred in the ordinary course of business in the form of guarantees by Borrower of indebtedness to third parties of financing provided by such third parties to distributors of Borrower or their customers used to finance purchases from Borrower or such distributors of Borrower's products sold in the ordinary course of business; and (i) indebtedness (other than indebtedness described in clauses (a) through (h) above) that US Borrower may otherwise permit Borrower to incur as provided under the Indenture governing the Subordinated Notes, as in effect on the date hereof; provided that no Event of Default, and no condition or event that, with notice of passage of time, or both, would constitute an Event of Default, exists or has occurred and is continuing; and further, provided, that, (i) Borrower gives Lender at least fifteen (15) days prior written notice of the proposed incurrence of such indebtedness, accompanied by a certificate of the chief financial officer of Borrower certifying compliance with this provision and setting forth supporting calculations for purposes of evidencing compliance with the provisions of the Indenture, as aforesaid, (ii) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of issuance thereof, (iii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date of issuance thereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iv) Borrower shall furnish to Lender all demands and other material notices in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and (j) the existing indebtedness set forth on Schedule 9.9 hereto; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof,
(ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all demands and other material notices in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

        9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States or Canadian Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing (collectively, "Cash Equivalents"), unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments; and (c) repurchases of inventory from account debtors of Borrower or their lenders or customers to the extent made pursuant to agreements permitted under Section 9.9(e) hereof and guarantees permitted under Section 9.9(h) hereof; and (d) investments by

Borrower, that the US Borrower may otherwise permit Borrower to make under the provisions of the Indenture governing the Subordinated Notes as in effect on the date hereof, in the form of cash equity contributions or cash loans to a wholly- owned direct subsidiary of Borrower that either engages in a similar line of business as Borrower or is newly formed to acquire the assets or capital stock of a Person engaged in a similar line of business as Borrower; provided, that (i) Lender receives not less than fifteen (15) days prior written notice of each such proposed investment or loan accompanied by (A) copies of all agreements, documents and instruments proposed to be entered into in connection therewith and (B) a certificate of the chief financial officer of Borrower certifying compliance with this provision and setting forth supporting calculations for purposes of evidencing compliance with the provisions of the Indenture, as aforesaid, (ii) such subsidiary receiving such investment or loan and each of its direct and indirect subsidiaries (including any acquired subsidiaries) shall have executed and delivered to Lender an absolute and unconditional guaranty of payment of all Obligations of Borrower and granted to Lender a first priority perfected security interest in and lien upon its assets (other than real property), together with such financing statements and agreements of the kind referred to in Section 4.1(g), all in form and substance satisfactory to Lender and as Lender shall require, (iii) no Event of Default, and no condition or event that would, with notice or passage of time, or both, constitute an Event of Default, shall have occurred and be continuing, and (iv) there shall be Combined Excess Availability of not less than US$5,000,000 at all times during the period of thirty (30) consecutive days immediately preceding the making of such investment or loan and after giving effect thereto and after giving effect to all transactions substantially related thereto; (d) investments in forward contracts for purchases or sales of US Dollars in amounts estimated by Borrower to be necessary for payment of intercompany accounts or other intercompany obligations owed and payable by Borrower to the US Borrower in the ordinary course of business; and (e) the loans, advances and guarantees set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not, directly or indirectly, (1) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (2) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Lender all demands and other material notices in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

        9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common shares or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except for dividends declared and paid to US Borrower out of legally available funds therefor, and provided (i) Lender receives not less than fifteen (15) days prior written notice of each such proposed dividend, accompanied by a certificate of the chief financial officer of Borrower certifying compliance with this provision and setting forth supporting and any required calculations for purposes of evidencing compliance with any applicable provisions of the Indenture governing the Subordinated Notes, and (ii) no Event of Default, and no condition or event that would, with notice or passage of time, or both, constitute an Event of Default, shall have occurred and be continuing.

        9.12 Transactions with Affiliates. Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favourable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower except reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business and consistent with Borrower's past practices.

        9.13 Additional Bank Accounts. Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.10 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish, (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender, and (c) bank accounts of Borrower not containing Collateral or proceeds of Collateral and which have an average monthly balance, individually, in an amount less than US$53,000, and less than US$106,667 in the aggregate for all such bank accounts.

        9.14 Adjusted Net Worth. Borrower shall, at all times when Combined Excess Availability is less than US$5,000,000, maintain, on a consolidated basis with US Borrower and its other consolidated subsidiaries, Adjusted Net Worth of not less than US$13,000,000.

        9.15 Intellectual Property. In the event Borrower obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, Borrower shall immediately notify Lender thereof and shall provide to Lender copies of all written materials including, but not limited to, applications and licenses with respect to such intellectual property rights. At Lender's request, Borrower shall promptly execute and deliver to Lender an intellectual property security agreement granting to Lender a perfected security interest in such intellectual property rights in form and substance satisfactory to Lender.

        9.16 Applications under the Companies' Creditors Arrangement Act. Borrower acknowledges that its business and financial relationships with Lender are unique from its relationship with any other of its creditors. Borrower agrees that it shall not file any plan of arrangement under the CCAA ("CCAA Plan") which provides for, or would permit directly or indirectly, Lender to be classified with any other creditor of Borrower for purposes of such CCAA Plan or otherwise.

        9.17  Operation of Pension Plans.

                 (a) Borrower shall administer the Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation.

                 (b) Borrower shall deliver to Lender an undertaking of the funding agent for each of the Pension Plans stating that the funding agent will notify Lender within 7 days of Borrower's failure to make any required contribution to the applicable Pension Plan.

                 (c) Borrower shall not accept payment of any amount from any of the Pension Plans without the prior written consent of Lender.

                 (d) Without the prior written consent of Lender, Borrower shall not terminate, or cause to be terminated, any of the Pension Plans, if such plan would have a solvency deficiency on termination.

                 (e) Borrower shall promptly provide Lender with any documentation relating to any of the Pension Plans as Lender may reasonably request. Borrower shall notify Lender within 30 days of (i) a material increase in the liabilities of any of the Pension Plans, (ii) the establishment of a new registered pension plan, (iii) commencing payment of contributions to a Pension Plan to which Borrower had not previously been contributing.

        9.18 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including PPSA financing statement and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting cheques and other items of payment, and establishing and maintaining the Blocked Accounts, if any, and the Payment Account, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters);
(g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge equal to the Canadian Dollar Equivalent of an amount at the rate of US$600 per person per day for Lender's examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

        9.19 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined in good faith that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more PPSA or other financing statements or notices signed only by Canadian Lender or Lender's representative.

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES

        10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

                 (a) Borrower (i) shall fail to pay any of the Obligations when due or within two (2) days thereafter, or (ii) shall fail to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than as described in Section 10.1(a)(i) and such failure shall continue for two (2) Business Days in the case of a failure under Sections 7.1, 7.2, 7.3 or 7.4 hereof, or ten (10) days in the case of a failure under any other provision; provided, that, such two
(2) Business Days or ten (10) day period (as the case may be) shall not apply in the case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such applicable period or which has been the subject of a prior failure within a six
(6) month period or (B) an intentional breach by Borrower or any Obligor of any such term, covenant, condition or provision, or (C) the failure to observe or perform any of the covenants or provisions contained in Sections 6.3, 6.6, 7.7, 9.1, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 or 9.13 of this Agreement or any covenants or agreements covering substantially the same matter as such sections in any of the other Financing Agreements; or

                 (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect (or, if such representation, warranty or statement of fact is itself qualified by reference to materiality or a Material Adverse Effect, such representation, warranty or statement of fact shall, when made or deemed made, be false or misleading in any respect);

                 (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favour of Lender;

                 (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of the Canadian Dollar Equivalent of US$50,000 in any one case or in excess of the Canadian Dollar Equivalent of US$150,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

                 (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a general partnership, limited liability company, limited partnership, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

                 (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk sale or calls a meeting of its creditors or principal creditors;

                 (g) a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

                 (h) a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by Borrower or any Obligor or for all or any part of its property including, without limitation, if Borrower or any Obligor shall:

                          (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

                          (ii) be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy;

                          (iii) make a general assignment for the benefit of
                 creditors;

                          (iv) file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors;

                          (v) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

                          (vi) take any corporate action for the purpose of effecting any of the foregoing;

                 (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favour of any person other than Lender, in any case in an amount in excess of the Canadian Dollar Equivalent of US$50,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

                 (j)  any change in the ownership or control of Borrower;

                 (k) charging of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

                 (l)  there shall have occurred a Material Adverse Change;

                 (m) there shall be an event of default under any of the other Financing Agreements; or

                 (n) there shall be an "Event of Default" under the US Loan Agreement or any of the US Financing Agreements; or

                 (o) a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section or any other Person in respect of Borrower of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Lender or any other Person in respect of Borrower or otherwise issued in respect of Borrower.

        10.2  Remedies.

                 (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

                 (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of Borrower,
(iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose,
(vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as are commercially reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower, (vii) borrow money and use the Collateral directly or indirectly in carrying on Borrower's business or as security for loans or advances for any such purposes, (viii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with Borrower, debtors of Borrower, sureties and others as Lender may see fit without prejudice to the liability of Borrower or Lender's right to hold and realize the security interest created under any Financing Agreement, and/or (ix) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

                 (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable legal costs and expenses.

                 (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

                 (e) Lender may appoint, remove and reappoint any person or persons, including an employee or agent of Lender to be a receiver (the "Receiver") which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrower and not of Lender, and Lender shall not shall in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, his employees or agents. Except as otherwise directed by Lender, all money received by such Receiver shall be received in trust for and paid to Lender. Such Receiver shall have all of the powers and rights of Lender described in this Section
10.2. Lender may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

                 (f) Borrower shall pay all costs, charges and expenses incurred by Lender or any Receiver or any nominee or agent of Lender, whether directly or for services rendered (including, without limitation, solicitor's costs on a solicitor and his own client basis, auditor's costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW

        11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

                 (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein except to the extent that the law of another jurisdiction is specified in a Financing Agreement to be the governing law for that Financing Agreement.

                 (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Ontario Court (General Division) and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

                 (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the Canadian mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

                 (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                 (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

        11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

        11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

        11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto; without prejudice, however, to Borrower's rights to assert by way of separate unconsolidated action, any such claims, deductions, setoffs, or counterclaims (other than compulsory counterclaims).

        11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel; provided, that Borrower shall not be required to indemnify Lender for any losses, claims, damages, liabilities, costs or expenses caused as a direct result of the gross negligence or wilful misconduct of Lender, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

        12.1  Term.

                 (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving Borrower at least sixty (60) days' prior written notice, and Borrower may terminate the Agreement at any time by giving not less than sixty (60) days' prior written notice to Lender; provided, that, this Agreement and all other Financing Agreements and the US Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including reasonable legal fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and cheques or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Canadian Dollars to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Toronto time.

                 (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid, after which, at Borrower's sole cost and expense, Lender will execute and deliver to Borrower such PPSA termination statements and such other lien releases reasonably requested by Borrower as shall be necessary to evidence the termination and release of the security interests held by Lender in the Collateral.

                 (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                                  Amount                                     Period
                                  ------                                     ------
         (i)   3% of the Maximum Credit then in effect               From the date hereof to and including November 20,
                                                                     1998

         (ii)  1% of the Maximum Credit then in effect                       From November 21, 1998 to but not including
                                                                     November 20, 2000.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under any applicable reorganization or insolvency legislation. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

         12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by registered mail, return receipt requested, five (5) days after mailing.

         12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         12.4 Successors. (a) This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

         (b) In the event the rights and interests of Lender under this Agreement and the other Financing Agreements are assigned (other than pursuant to a participation) to a person not affiliated with the US Lender (including to any assignee thereof), and such US Lender provides its written consent for an action to be taken by US Borrower or Video King Gaming Systems, Inc. under, or its acknowledgement of the satisfaction of a requirement under, the US Financing Agreements that requires such written consent or acknowledgement of performance acceptable to Lender is required by the terms of the General Security Agreements executed and delivered by such persons in their capacities as Guarantors hereunder and covering the same action proposed to be taken or requirement to be satisfied, or, if such consent or acknowledgement (as applicable) is not so given, Borrower shall, within the sixty (60) day period following the assignee Lender's determination not to provide such consent or acknowledgement, be entitled to terminate this Agreement and the other Financing Agreements without being required to satisfy the otherwise applicable requirement that the US Financing Agreements also be terminated, but such termination of this Agreement and the other Financing Agreements shall otherwise be in accordance with Section 12.1 hereof

         12.5  Confidentiality.

                 (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.5, or
(v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

                 (b) In no event shall this Section 12.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

         12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

         12.7 Headings. The division of this Agreement into Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

         12.8 Judgment Currency. To the extent permitted by applicable law, the obligations of Borrower in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the "Other Currency") (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the "Agreed Currency") that Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Lender receives the payment.
If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

         IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.


  LENDER                                                 BORROWER
  ------                                                 --------
  CONGRESS FINANCIAL CORPORATION (CANADA)                BINGO PRESS & SPECIALTY LIMITED

  By:                                                    By:
     -----------------------------                          -----------------------------
  Title:                                                 Title:
        ---------------------------                            ---------------------------


  Address:                                               Chief Executive Office:
  --------                                               ----------------------

  141 Adelaide Street West, Suite 1508                   301 Louth Street
  Toronto, Ontario, M5H 3L9                              St. Catharines, Ontario
  Fax: (416) 364-6068                                    L2S 3V6